Exhibit 5.2

SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

June 24, 2011

Maiden Holdings, Ltd.
131 Front Street, 2nd Floor
Hamilton HM12 Bermuda

Maiden Holdings North America, Ltd.
6000 Midlantic Drive, Suite 200S
Mount Laurel, New Jersey 08054

Re:	Maiden Holdings North America, Ltd. 8.25% Notes due 2041, fully and unconditionally guaranteed by Maiden Holdings, Ltd.

Ladies and Gentlemen:

We have acted as special counsel to Maiden Holdings North America, Ltd., a Delaware corporation (the “Company”), and to Maiden Holdings, Ltd., an exempted company incorporated in Bermuda (the “Guarantor”), in connection with the proposed issuance and sale by the Company of $107,500,000 aggregate principal amount of its 8.25% Notes due 2041 (the “Notes”), including $7,500,000 aggregate principal amount of Notes to be issued and sold by the Company pursuant to the underwriters’ exercise in part of their over-allotment option granted pursuant to the Underwriting Agreement, dated June 17, 2011, among the Company, the Guarantor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriting Agreement”). The obligations of the Company under the Notes will be fully and unconditionally guaranteed by the Guarantor (the “Guarantee,” and together with the Notes, the “Securities”).  The Securities will be issued and sold pursuant the prospectus supplement dated June 17, 2011 (the “Prospectus Supplement”), supplementing the prospectus dated February 11, 2011 (the “Base Prospectus”) that forms part of the Registration Statement (File Nos. 333-172107 and 333-172107-01) of the Company and the Guarantor.  As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).  The Securities will be issued pursuant to an Indenture, dated as of June 24, 2011 (the “Original Indenture”), by and among the Company, the Guarantor and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 24, 2011 (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), by and among the Company, the Guarantor and the Trustee.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Maiden Holdings, Ltd.
Maiden Holdings North America, Ltd.
June 24, 2011

We have examined (i) the Prospectus, (ii) the Registration Statement, (iii) the Indenture, (iv) the Notes in global form, (v) the notation of the Guarantee, (vi) the executed the Underwriting Agreement, (vii) certain resolutions of the Board of Directors of the Company adopted on February 3, 2011 and June 13, 2011, each as certified by the Secretary of the Company on the date hereof as being true, correct and complete, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance and sale of the Notes (the “Company Board Resolutions”) and (viii) certain resolutions of the Board of Directors of the Guarantor adopted on January 26, 2011 and March 1, 2011, each as certified by the Secretary of the Guarantor on the date hereof as being true, correct and complete, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance of the Guarantee.

We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantor and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.  When the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Company Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equity principles, regardless of whether considered in a proceeding in equity or at law).

2.  When the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Company Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Guarantee will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equity principles, regardless of whether considered in a proceeding in equity or at law).

Maiden Holdings, Ltd.
Maiden Holdings North America, Ltd.
June 24, 2011

This opinion letter is limited to the Federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law.  We express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction, including, without limitation, Bermuda, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York or the State of Delaware, or as to any matters arising thereunder or relating thereto.  To the extent that any of the matters set forth in the foregoing opinions and other statements are governed by or arise under the laws of Bermuda, we have relied exclusively, without independent investigation or verification, upon the letter of Conyers Dill & Pearman Limited of even date herewith.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Securities.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change any opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Guarantor of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Sidley Austin llp